BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090204

Filed in the office of	Document Number
Barbara K. Cegavske	20150566662-19
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 12/29/2015 12:19 PM
	Entity Number: C32943-2004

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

GlassesOff Inc.

2. The articles have been amended as follows: **(provide article numbers, if available)**

The first sentence of Article I (Name and Address) of the Articles of Incorporation is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
"The name of this Corporation is InnoVision Labs, Inc. (the "Corporation")."

The first sentence of Article III (Capital Stock) of the Articles of Incorporation is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
"The aggregate number of shares which the Corporation shall have the authority to issue is Sixty Million (60,000,000) shares, comprising (i) Forty Million (40,000,000) shares of common stock, par value $0.001 per share ("Common Stock") and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share ("Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority Vote

4. Effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________

Signature of Officer Nimrod Madar, President, CEO and Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.